TERMS AND CONDITIONS OF
                           DIVIDEND REINVESTMENT PLAN

     1. You, State Street Bank and Trust Company, will act as Agent for me, and will open an account for me under the Dividend Reinvestment Plan (the "Plan") in the same name as my present shares are registered, and put the Plan into effect for me as of the first record date for a dividend or capital gains distribution after you receive the Authorization duly executed by me.

     2. Whenever The BlackRock New York Insured Municipal 2008 Term Trust Inc. (the "Trust") declares a distribution from capital gains or an income dividend payable in cash you shall use such cash to purchase additional shares of Trust common stock for me in the open market or otherwise. Such purchases will be made on or shortly after the payable date for such dividend or distribution, and in no event more than 45 days after such date except where temporary curtailment or suspension of purchase is necessary to comply with applicable provisions of federal securities law.

     3. For all purposes of the Plan:

        (a) The market price of the Trust's common stock on a particular date shall be the mean between the highest and lowest sales prices on the New York Stock Exchange on that date, or, if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations for such stock on such Exchange on such date.

        (b) The net asset value per share of the Trust's common stock on a particular date shall be as determined by or on behalf of the Trust; and

        (c) All dividends, distributions and other payment shall be made net of any applicable withholding tax.

     4. The open-market purchases provided for above may be made on any securities exchange where the Trust's common stock is traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as you shall determine. My funds held by you uninvested will not bear interest, and it is understood that, in any event, you shall have no liability in connection with any inability to purchase shares within 45 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. You shall have no responsibility as to the value of the common stock of the Trust acquired for my account. For the purposes of cash investments you may commingle my funds with those of other shareholders of the Trust for whom you similarly act as Agent, and the average price (including brokerage commissions) of all shares purchased by you as Agent shall be the price per share allocable to me in connection therewith.

     5. You may hold my shares acquired pursuant to my authorization, together with the shares of other shareholders of the Trust acquired pursuant to similar authorizations, in noncertificated form in your name or that of your nominee. You will forward to me any proxy solicitation material and will vote any shares so held for me only in accordance with the proxy returned by me to the Trust. Upon my written request, you will deliver to me, without charge, a certificate or certificates for the full shares.

     6. You will confirm to me each acquisition made for my account as soon as practical but not later than 60 days after the date thereof. Although I may from time to time have an undivided fractional interest (computed to three decimal places) in a share of the Trust, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to my account. In the event of termination of my account under the Plan, you will adjust for any such undivided fractional interest in cash at the market value of the Trust's shares at the time of termination less the pro rata expense of any sale required to make such adjustment.

     7. Any stock dividends or split shares distributed by the Trust on shares held by you for me will be credited to my account. In the event that the Trust makes available to its shareholders rights to purchase additional shares or other securities, the shares held for me under the Plan will be added to other shares held by me in calculating the number of rights to be issued to me.

     8. Your service fee for handling capital gains distributions or income dividends will be paid by the Trust. I will be charged a pro rata share of brokerage commissions on all open-market purchases.

     9. I may terminate my account under the Plan by notifying you by telephone or in writing. Such termination will be effective immediately if my notice is received by you not less than ten days prior to any dividend or distribution record date; otherwise such termination will be effective on the first trading day after the payment date for such dividend or distribution with respect to any subsequent dividend or distribution. The Plan may be terminated by you or the Trust upon notice in writing mailed to me at least
90 days prior to any record date for the payment of any dividend or distribution by the Trust. Upon any termination you will cause a certificate or certificates for the full shares held for me under the Plan and cash adjustment for any fraction to be delivered to me without charge.
If I elect by notice to you in writing in advance of such termination to have you sell part or all of my shares and remit the proceeds to me, you are authorized to deduct a $2.50 fee plus brokerage commission for this transaction from the proceeds.

     10. These terms and conditions may be amended or supplemented by you or the Trust at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to me appropriate written notice at least 90 days prior to the record date for the first dividend or distribution to which such amendment or supplement applies if by the Trust or if by you 90 days prior to the effective date of such amendment or supplement. The amendment or supplement shall be deemed to be accepted by me unless, prior to the effective date thereof, you receive written notice of the termination of my account under the Plan. Any such amendment may include an appointment by you in your place and stead of a successor Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of an Agent for the purpose of receiving dividends and distributions, the Trust will be authorized to pay to such successor Agent, for my account, all dividends and distributions payable on common stock of the Trust held in my name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

     11. You shall at all times act in good faith and agree to use your best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement and to comply with applicable law, but assume no responsibility, and shall not be liable for loss or damage due to errors unless such error is caused by your negligence, bad faith, or willful misconduct or that of your employees.

     12. These terms and conditions shall be governed by the laws of the Commonwealth of Massachusetts.


THE BLACKROCK NEW YORK        This form is for shareholders who hold stock in
INSURED MUNICIPAL             their own names.  If your shares are held through
2008 TERM TRUST INC.          a brokerage firm, bank, or othernominee, you
                              should instruct your nominee to participate on
DIVIDEND REINVESTMENT PLAN    your behalf.  If you wish to participate in the
                              Plan, but your brokerage firm, bank or other nominee is unable to participate on your behalf, you should request it to re-register your shares in your own name, which will enable your participation in the Plan.


          AUTHORIZATION FOR REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS
                     (Please read carefully before signing)

     I hereby authorize the BlackRock New York Insured Municipal 2008 Term Trust Inc. (the "Trust") to pay to State Street Bank and Trust Company for my account all income dividends and capital gains distributions payable to me on shares of Common Stock of the Trust now or hereafter registered in my name, and hereby elect to receive in shares of Common Stock all such dividends and distributions payable in cash, except as set forth below.

     I hereby appoint State Street Bank and Trust Company as my Agent, subject to the Terms and Conditions of the Dividend Reinvestment Plan (the "Plan") set forth in the accompanying brochure, and authorize State Street Bank and Trust Company, as such Agent, in accordance with such Terms and Conditions to apply all such income dividends and capital gains distributions payable solely in cash, after deducting the charges as provided in such Terms and Conditions, to the purchase of shares of Common Stock of the Trust.

                                                      (continued on other side)